Exhibit 99.1

For more information, contact:
Ronald L. Smith
Chief Financial Officer
(336) 316-5545

Unifi, Inc. Completes Redemption of its Senior Secured Notes; Enters into Senior Secured Credit Facility and Term Loans

GREENSBORO, N.C., May 24, 2012 - Unifi, Inc. (NYSE: UFI) (the “Company”) announced today that it has completed the previously announced redemption in full of the remaining principal amount of $123,722,000 of its outstanding 11.5% Senior Secured Notes due 2014 (the “Notes”).  As a result of the redemptions and new facility and term loans described below, the Company extended the maturity profile of its long-term indebtedness to May 2017 and expects approximately $9 million of annual interest expense savings compared to the fiscal year ended June 24, 2012.  The Company redeemed the Notes pursuant to their terms at 100% of the principal amount of the redeemed Notes, plus accrued and unpaid interest.

The total aggregate redemption price was approximately $124.1 million, including approximately $0.4 million in accrued interest.  The Company financed the redemption using approximately $21.7 million of cash-on-hand, and the proceeds from $60.0 million of borrowings under the new revolving credit facility and $80.0 million of borrowings under the term loans described below.

The Company also announced it entered into the previously disclosed Credit Agreement for a $150 million senior secured credit facility with Wells Fargo Bank, N.A. and Bank of America, N.A. (the “ABL Facility”), consisting of a $100 million revolving credit facility (the “ABL Revolver”) and a $50 million term loan (the “ABL Term Loan”).  In addition, the Company announced that it entered into the previously disclosed Credit Agreement with Wilmington Trust, National Association, as administrative agent, and MacKay Shields LLC, solely in its capacity as investment advisor or subadviser with investment authority for certain discretionary client accounts, for a secured term loan in the aggregate principal amount of $30 million (the “Term B Loan”).  With the funding of the ABL Facility and the Term B Loan, the Company refinanced its existing indebtedness through the redemption of the Notes described above and the replacement of the Company’s current Amended and Restated Credit Agreement with Bank of America, N.A.  The ABL Facility and the Term B Loan became effective and funded on May 24, 2012 (the “Closing Date”), simultaneous with the redemption of the Notes.  The ABL Revolver, the ABL Term Loan and the Term B Loan have a maturity date of May 24, 2017.

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Unifi, Inc. Completes Redemption of its Senior Secured Notes; Enters Into Senior Secured Credit Facility and Term Loans – Page 2

The redemption of the Notes and repayment of the current Amended and Restated Credit Agreement is expected to result in a one-time, pre-tax charge for early extinguishment of debt in the Company’s fiscal 2012 fourth quarter of approximately $2.2 million or about $0.11 per share.  This one-time pre-tax charge is a non-cash charge related to the write-off of the unamortized debt issuance costs associated with this extinguishment of debt.

Interest on borrowings under the ABL Facility and the Term B Loan will be at variable rates, with initial borrowings under the ABL Revolver and the ABL Term Loan bearing interest of LIBOR plus 2.0% and LIBOR plus 2.5%, respectively.  Borrowings under the Term B Loan bear interest at LIBOR plus 7.5%, subject to a LIBOR floor of 1.25%.  Under the terms of the ABL Facility, the Company is generally required to hedge the interest rate exposure on a minimum of $50 million of borrowings.

Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials.  The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages.  Key Unifi brands include, but are not limited to: AIO® - all-in-one performance yarns, SORBTEK®, A.M.Y.®, MYNX® UV, REPREVE®, REFLEXX®, MICROVISTA® and SATURA®.  Unifi's yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications.  For more information about Unifi, visit www.unifi.com, or to learn more about REPREVE®, visit the new website www.repreve.com.

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